Southern Community Financial Corporation Announces Increase in Loan
Loss Provision for Fourth Quarter 2009

Winston-Salem, NC – (MARKET WIRE) January 14, 2010 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, announced that it expects to record a provision for loan losses of approximately $18.0 million in the fourth quarter of 2009, compared to $6.0 million in the third quarter of 2009, based on preliminary results. The increase in the provision for loan losses, which will result in a loss for the fourth quarter of 2009, is primarily in response to a higher level of nonperforming assets resulting from the persistent weak economic environment. The Company also expects to record a $1.3 million charge to reflect reduced carrying values on foreclosed real estate. Southern Community remains well capitalized with ratios exceeding regulatory requirements.

Nonperforming assets in the fourth quarter of 2009 are anticipated to be approximately $57.5 million, or 3.31% of total assets, compared to $40.8 million or 2.36% of total assets in the third quarter of 2009. Fourth quarter net charge-offs are expected to be approximately $9.2 million, or 2.86% of average loans on an annualized basis, compared to $4.6 million or 1.45% of average loans (annualized) in the third quarter of 2009. Net charge-offs for the year-end 2009 will approximate $23 million, or 1.82% of average loans. The allowance for loan losses is expected to increase to approximately $29.6 million, or 2.40% of total loans and 78% of nonperforming loans, compared to $20.8 million or 1.67% of total loans and 92% of nonperforming loans in the third quarter of 2009.

“The increases in nonperforming assets, net charge-offs, and the allowance for loan losses reflect the economic climate in our markets and consistent application of our policy to recognize losses as they occur,” said F. Scott Bauer, Chairman and Chief Executive Officer. “Following an extensive evaluation of our entire loan portfolio and problem assets, which included a third party review, we determined that an increase in our allowance for loan losses was the prudent course of action, primarily due to continued weakness in the economy. We also analyzed the carrying values on our foreclosed real estate, in light of continued market pressure on real estate values, and recorded a $1.3 million charge as a result. These decisions better position us to focus on profitable growth in 2010.”

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500